Exhibit 99.1

Asia Pay announces successful implementation of APAYcard payment processing platform in Japan, with transaction times under 3 seconds

January 7, 2004 (Seattle, WA and Hong Kong) Asia Payment Systems, Inc. (OTCBB: APYM) today announced the successful implementation of its APAYcard payment processing platform in Japan, with transactions under 3 seconds.

APAYcard is a middleware based transaction processing system built on Microsoft products and technologies using .NET framework. APAYcard provides seamless connectivity to banks in Japan via routing XML messaging from the retail POS system over IP to the banks via local banking network provider GPNet. APAYcard can integrate with existing POS terminal devices, take transactions from legacy systems and convert to XML for routing thereby enabling retailers to take advantage of newer technologies without expensive hardware roll-outs.

"The performance of the system is outstanding" said Matt Mecke, President & CEO of Asia Payments, "We are pleased that we have been able to deliver such a fast transaction processing system into the Japanese market the design is quite revolutionary for Japan and has attracted a lot of interest there within the banking fraternity."

Mr. Mecke said "PAYcard will be the backbone of the solution planned for roll-out into China for both retailers and e-commerce customers in early 2005. China will leapfrog the older technology typically employed by retailers elsewhere in the world as the use of IP and fiber optic networks provides a modern, stable platform across the country."

"The live processing from the recent APAYcard implementations in Japan plus our e-commerce processing marks the start of AsiaPay moving out of the development stage and into the revenue stage of our business plan" added Mr. Mecke.

About Asia Payment Systems, Inc.

Asia Pay is a Nevada incorporated company with offices in Seattle, WA, Beijing, and Shenzhen in China and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to Merchants, Oil Companies, and Financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards.  Systems, hardware and personnel are now in place to enable Asia Pay to commence delivering service to clients.  In addition, the company is continuing to identify sources of additional financing to permit the start-up of nation-wide operations in the China market.

For more information on Asia Payment Systems (Asia Pay), please visit:

http: www.asia-pay.com

Contacts:

Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com